Exhibit 99.1
NOTICE OF REDEMPTION
$35,608,000 Aggregate Principal Amount
of the Outstanding
10⅛% Senior Notes due 2009
PARKER DRILLING COMPANY
CUSIP No. 701081 AK 7*
     NOTICE IS HEREBY GIVEN pursuant to Section 3.03 of the Indenture, dated as of May 2, 2002, among Parker Drilling Company, a Delaware Corporation (the “Company”), the subsidiaries of the Company named therein as guarantors and JPMorgan Chase Bank, National Association, as Trustee, as supplemented and amended by the First Supplemental Indenture, dated as of May 2, 2002, the Second Supplemental Indenture, dated as of February 1, 2003, the Third Supplemental Indenture, dated as of October 7, 2003, and the Fourth Supplemental Indenture, dated as of October 10, 2003 (together, the “Indenture”), that the Company has elected to redeem on December 30, 2005 (the “Redemption Date”) the remaining principal amount of its outstanding 10?% Senior Notes due 2009 (the “Notes”). The Notes are being called for redemption pursuant to Section 3.07 of the Indenture and Paragraph 5 of the Notes.
     The Notes outstanding on the Redemption Date (the “Redeemed Notes”) will be redeemed at the redemption price of 103.375% of the principal amount of the Notes (the “Redemption Price”). In addition, holders of Redeemed Notes will receive accrued and unpaid interest thereon from November 15, 2005 up to but not including the Redemption Date. Copies of this Notice of Redemption are being mailed by JPMorgan Chase Bank, National Association, as the paying agent (the “Paying Agent”), directly to holders of record of the Notes as such holders appear in the securities register maintained by the Company.
     Unless the Company defaults in making the redemption payment, on and after the Redemption Date, the Redeemed Notes will no longer be deemed to be outstanding, interest on the Redeemed Notes will cease to accrue and all other rights with respect to the Redeemed Notes will cease and terminate, except only the right of the holders thereof to receive the Redemption Price, without interest, upon surrender of the Redeemed Notes to the Paying Agent.
     Important Tax Information: Under United States federal income tax law, the Paying Agent is required to withhold 28% of the principal amount of your holdings redeemed unless it is provided with your social security number or federal employer identification number, properly certified.
     Redeemed Notes must be surrendered to the Paying Agent to collect the Redemption Price. To receive the Redemption Price, certificates representing the Redeemed Notes must be surrendered to the Paying Agent at the following address:

By Mail:	By Express Delivery:
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association
Institutional Trust Services	Institutional Trust Services
P. O. Box 2320	2001 Bryan Street, 10th Floor
Dallas, Texas 75221-2320	Dallas, TX 75201

Parker Drilling Company
By: JPMorgan Chase Bank, National Association
Bondholder Communications: 800-275-2048
www.jpmorgan.com/bondholder
     *NOTE: Parker Drilling Company and JPMorgan Chase Bank, National Association shall not be responsible for the selection or use of the CUSIP numbers selected, nor is any representation made as to their correctness indicated in the notice or as printed on any Note. They are included solely for the convenience of the holders.